UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 30, 2008

(Commission File Number)	Exact names of registrants as specified in their charters, address of principal executive offices, telephone number and state of incorporation	(IRS Employer Identification No.)

1-15929	PROGRESS ENERGY, INC.	56-2155481
410 S. Wilmington Street
Raleigh, North Carolina 27601-1748
Telephone: (919) 546-6111
State of Incorporation: North Carolina

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 30, 2008, Progress Energy, Inc. (the “Company”) took action to terminate the Carolina Power & Light Company Split Dollar Life Insurance Plan (the “Plan”), formerly one of the Company’s executive benefits programs.  The termination is expected to be effective on January 1, 2009.  The Plan currently provides for the acquisition of a life insurance policy on the life of each participant, with the participant owning the policy upon termination of the agreement between the Company and the participant.

In connection with the termination, each participant is expected to enter into an amended Agreement concerning his or her life insurance policy.  Pursuant to the amended Agreements, the Participants may elect to surrender the life insurance policy maintained under the Program on their behalf in exchange for a cash payment equal to the greater of the policy’s accumulated cash value or $5,000.

Participants eligible to receive the cash payments described above include the following executive officers:

Participant	Title	Projected cash payment upon surrender of life insurance policy as described above
William D. Johnson	Chairman, President and Chief Executive Officer	$150,914
John R. McArthur	Executive Vice President, General Counsel and Corporate Secretary	$5,000
Jeffrey J. Lyash	President and Chief Executive Officer of Progress Energy Florida, Inc.	$13,608
Mark F. Mulhern	Senior Vice President and Chief Financial Officer	$40,006
Lloyd M. Yates	President and Chief Executive Officer of Progress Energy Carolinas, Inc.	$25,165

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGRESS ENERGY, INC.
Registrant

By:	/s/Jeffrey M. Stone
Jeffrey M. Stone
Chief Accounting Officer

Date: October 6, 2008